SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-A/A
Amendment No. 1
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934
     Sequa Corporation
(Exact name of registrant as specified in its charter)

Delaware	13-1885030

(State of incorporation or organization)	(I.R.S. Employer Identification No.)

200 Park Avenue New York, New York	10166

(Address of principal executive offices)	(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Preferred Stock Purchase Rights	New York Stock Exchange
     If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☑
     If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) check the following box. ☐
     Securities Act registration statement file number to which this form relates:

(if applicable)
     Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

Item 1. Description of Registrant’s Securities to be Registered
Item 2. Exhibits
SIGNATURE
EXHIBIT INDEX

Item 1. Description of Registrant’s Securities to be Registered
          Item 1 of Form 8-A filed by Sequa Corporation (the “Company”) on November 1, 2000 is amended and supplemented by adding the following:
          On July 8, 2007, the Company entered into an Agreement and Plan of Merger, dated as of July 8, 2007 (the “Merger Agreement”), with Blue Jay Acquisition Corporation, a Delaware corporation (“Parent”), and Blue Jay Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Co”). Parent and Merger Co are entities directly and indirectly owned by Carlyle Partners V, L.P. (“Carlyle”). The Merger Agreement contemplates, among other things, that Merger Co will be merged (the “Merger”) with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent. Prior to the execution and delivery of the Merger Agreement, the Company and The Bank of New York (the “Rights Agent”) entered into an amendment (the “Amendment”) to the Rights Agreement, dated as of October 30, 2000 (the “Rights Agreement”), in order to exempt the Merger and related transactions from the Rights Agreement and to provide that the Rights will expire immediately prior to the consummation of the Merger.
          Among other things, the Amendment amends the definition of “Acquiring Person” set forth in the Rights Agreement to provide that Carlyle and any of its affiliates will be a “Permitted Acquiror” (as defined in the Rights Agreement) and therefore will not be an “Acquiring Person” (as defined in the Rights Agreement), provided the Merger is consummated in accordance with the terms of the Merger Agreement.
          A copy of the Amendment is filed herewith as Exhibit 4 and is incorporated herein by reference. The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment.
Item 2. Exhibits
1. Form of Rights Agreement, dated as of October 30, 2000, between Sequa Corporation and The Bank of New York, as Rights Agent. (incorporated by reference to Exhibit 1 to the Company’s Registration Statement on Form 8-A filed November 1, 2000).
2. Form of Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock
(incorporated by reference to Exhibit 2 to the Company’s Registration Statement on Form 8-A filed November 1, 2000).
3. Form of Right Certificate (incorporated by reference to Exhibit 3 to the Company’s Registration Statement on Form 8-A filed November 1, 2000).
4. Amendment to Rights Agreement, dated as of July 8, 2007, by and between Sequa Corporation and The Bank of New York, as Rights Agent. (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K, filed July 10, 2007).

SIGNATURE
          Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duty caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

SEQUA CORPORATION
By:	/s/ Kenneth J. Binder
	Name:	Kenneth J. Binder
	Title:	Executive Vice President, Finance (Chief Financial Officer)

Dated: July 9, 2007

EXHIBIT INDEX

1.	Form of Rights Agreement, dated as of October 30, 2000, between Sequa Corporation and The Bank of New York, as Rights Agent. (incorporated by reference to Exhibit 1 to the Company’s Registration Statement on Form 8-A filed November 1, 2000).

2.	Form of Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock (incorporated by reference to Exhibit 2 to the Company’s Registration Statement on Form 8-A filed November 1, 2000).

3.	Form of Right Certificate (incorporated by reference to Exhibit 3 to the Company’s Registration Statement on Form 8-A filed November 1, 2000).

4.	Amendment to Rights Agreement, dated as of July 8, 2007, by and between Sequa Corporation and The Bank of New York, as Rights Agent (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K, filed July 10, 2007).